As filed with the Securities and Exchange Commission on September 11, 2000
                                                           Registration No. 333-
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                           CANARGO ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                  91-0881481
     (State  or  other  jurisdiction  of                (I.R.S.  Employer
      incorporation  or  organization)                 Identification  No.)

                             1580, 727 - 7 AVENUE SW
                        CALGARY, ALBERTA, CANADA  T2P 0Z5
                                 (403) 777-1185
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                                  DAVID ROBSON
                           CANARGO ENERGY CORPORATION
                             1580, 727 - 7 AVENUE SW
                        CALGARY, ALBERTA, CANADA T2P 0Z5
                                 (403) 777-1185
  (Name, address, including zip code, and telephone number, including area code of agent for service)

                      ------------------------------------
                 Please forward a copy of all correspondence to:

                               PETER A. BASILEVSKY
                      SATTERLEE STEPHENS BURKE & BURKE LLP
                           11TH FLOOR, 230 PARK AVENUE
                               NEW YORK, NY 10169
                              PHONE: (212) 818-9200


     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
 -------------------------------------------------------------------------------

                                                             PROPOSED
TITLE OF EACH CLASS OF                 PROPOSED              MAXIMUM               AMOUNT OF
SECURITIES TO BE         AMOUNT TO BE  MAXIMUM OFFERING      AGGREGATE OFFERING    REGISTRATION
REGISTERED               REGISTERED(1) PRICE PER SHARE (2)   PRICE (2)             FEE (2)

Common stock,
0.10 par value           14,220,000    $  1.455              $  20,690,100.00      $  5,462.19


(1) Includes an indeterminate number of shares of common stock as may from time to time be issued at indeterminate prices upon exercise of outstanding warrants and options.
(2) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(c) on the basis of the average of the bid and ask prices for the Common Stock on September 8, 2000 as reported on the Over the Counter (OTC) Bulletin Board

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



********************************************************************************
The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
********************************************************************************




                              SUBJECT TO COMPLETION
                 Preliminary Prospectus dated September 8, 2000.

                                   PROSPECTUS
                               -------------------


                           CANARGO ENERGY CORPORATION



                                 (CANARGO LOGO)


                                14,220,000 SHARES

                                  COMMON STOCK



This prospectus relates to the offer and sale of 14,220,000 shares of common stock of CanArgo Energy Corporation by certain of our securityholders, including 1,720,000 shares issuable on the exercise of special stock options and 500,000 shares issuable on the exercise of warrants. Neither such options nor such warrants have been nor will be registered under the Securities Act of 1933, as amended, and this prospectus does not constitute any offer to sell or a solicitation of an offer to purchase any such options or warrants. The selling securityholders will receive all of the proceeds from the sale of the shares covered by this prospectus. We will not receive any proceeds from the sale of any shares covered by this prospectus. We will receive $3,106,640 if all of the special stock options and warrants are fully exercised. All expenses of registration of the shares which may be offered hereby under the Securities Act will be paid by us (other than underwriting discounts and selling commissions, and fees and expenses of advisors to any of the selling securityholders).

Our common stock is traded in the over-the-counter market (symbol: GUSH). On September 8, 2000, the closing bid price of the common stock on the OTC Bulletin Board was $ 1.406. The common stock is also traded on the Oslo Stock Exchange (symbol: CNR). The last reported sale price of our common stock on September 8, 2000, was $1.46 per share in the over-the-counter market and 13.80 NOK on the Oslo Stock Exchange. On September 8, 2000 one U.S. dollar equaled 9.254 NOK as reported by the Federal Reserve Bank of New York.


The selling securityholders and any broker-dealers, agents or underwriters that participate with them in the distribution of the common stock may be deemed underwriters, as that term is defined in the Securities Act and any commissions received by them and any profit on the resale of the common stock purchased by them may be deemed underwriting commissions or discounts under the Securities
Act. The common stock may be offered by the selling securityholders in one or more transactions through the facilities of any stock exchange on which the shares are then listed for trading, in the over-the-counter market or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The common stock may be sold either (a) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this prospectus (for example, in transactions with a market maker) or (b) in brokerage transactions, including transactions in which the broker solicits purchasers or (c) directly to third persons. See "Plan of Distribution" beginning on page 17.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INVESTMENT IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                       __________________________________


               The date of this Prospectus is September **, 2000


                                TABLE OF CONTENTS


                                                                PAGE

     Where  You  Can  Find  More  Information                    3
     Documents  Incorporated  by  Reference                      3
     Forward  Looking  Statements                                4
     Risk  Factors                                               5
     The  Company                                               11
     Use  of  Proceeds                                          11
     The  Selling  Securityholders                              12
     Limitation  of  Liability  and  Indemnification            16
     Plan  of  Distribution                                     17
     Legal  Matters                                             19
     Experts                                                    19
                              ___________________

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding CanArgo Energy Corporation and our common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the addresses listed above or from its Internet site.

Our  common  stock  is listed on the Over the Counter (OTC) Bulletin Board.  Our
common  stock  is also listed on the Oslo Stock Exchange.   Information about us
is  also  available  at  those  locations.

                      DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities has been completed:

-     Annual  Report  on  Form  10-K  for  the  year  ended  December  31, 1999
-     Quarterly  Report on Form 10-Q for the three month period ended March 31,
      2000
-     Quarterly  Report  on  From  10-Q for the six month period ended June 30,
      2000
-     Current  Report  on  Form  8-K  filed  June  16,  2000
-     Current  Report  on  Form  8-K  filed  July  20,  2000
-     Current  Report  on  Form  8-K  filed  July  28,  2000
-     Current  Report  on  Form  8-K  filed  August  24,  2000
-     Current  Report  on  Form  8-K  filed  September 7,  2000
- The description of CanArgo's common stock contained in a Registration Statement (Reg. File No. 333-72295) filed by CanArgo with the SEC on Form S-1/A dated June 9, 1999
-     Definitive  Proxy  Materials  dated  May  9,  2000

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon request, a copy of the foregoing documents (without exhibits). Written or telephone requests for such copies should be directed to Jason D'Silva, CanArgo Energy Corporation, 1580 Guinness House, 727 Seventh Avenue SW, Calgary, Alberta, Canada, telephone (403) 777-1185.

You should rely only on the information contained in this prospectus and any supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus and any supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements in this prospectus. When used in this prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," "hope," "may" and similar expressions, as well as "will," "shall" and other indications of future tense, are intended to identify forward-looking statements. The forward-looking statements are based on our current expectations and speak only as of the date made. These forward-looking statements involve risks, uncertainties and other factors that in some cases have affected our historical results and could cause actual results in the future to differ significantly from the results anticipated in forward-looking statements made in this prospectus. Important factors that could cause such a difference are discussed in this prospectus, particularly in this section and the section "Risk Factors". You are cautioned not to place undue reliance on the forward-looking statements.

Few of the forward-looking statements in this prospectus deal with matters that are within our unilateral control. Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have interests that do not coincide with ours and may conflict with our interests. Unless the third parties and we are able to compromise their various objectives in a mutually acceptable manner, agreements and arrangements will not be consummated.

Operating entities in various foreign jurisdictions must be registered by governmental agencies, and production licenses for development of oil and gas fields in various foreign jurisdictions must be granted by governmental agencies. These governmental agencies generally have broad discretion in determining whether to take or approve various actions and matters. In addition, the policies and practices of governmental agencies may be affected or altered by political, economic and other events occurring either within their own countries or in a broader international context. Finally, due to the developing nature of the legal regimes in many Eastern European countries where we operate, our contractual rights and remedies may be subject to certain legal uncertainties.

We do not have a majority of the equity in the entity that is the licensed developer of some projects, such as the Stynawske field project, that we may pursue in Eastern Europe, even though we may be the designated operator of the oil or gas field. In these circumstances, the concurrence of co-venturers may be required for various actions. Other parties influencing the timing of events may have priorities that differ from those of us, even if they generally share our objectives. As a result of all of the foregoing, among other matters, any forward-looking statements regarding the occurrence and timing of future events may well anticipate results that will not be realized. Demands by or expectations of governments, co-venturers, customers and others may affect our strategy regarding the various projects. Failure to meet such demands or expectations could adversely affect our participation in such projects or our ability to obtain or maintain necessary licenses and other approvals.

Our ability to finance all of our present oil and gas projects and other ventures according to present plans is dependent upon obtaining additional funding. An inability to obtain financing could require us to scale back or abandon our project development, capital expenditure, production and other plans. The availability of equity or debt financing to us or to the entities that are developing projects in which we have interests is affected by many factors, including:

-     world  economic  conditions;
-     international  relations;
-     the  stability  and  policies  of  various  governments;
- fluctuations in the price of oil and gas and the outlook for the oil and gas industry;
-     competition  for  funds;  and
- an evaluation of CanArgo and specific projects in which CanArgo has an interest.

Rising interest rates might affect the feasibility of debt financing that is offered. Potential investors and lenders will be influenced by their evaluations of us and our projects and comparisons with alternative investment opportunities.


                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below, as well as all other information in this prospectus, before investing in our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Future events and our actual results could differ materially from those anticipated in these forward-looking statements. Some of the important factors that might cause such a difference are discussed in the various risk factors that follow and in the "Forward-Looking Statements" section of this prospectus.

OUR  FUTURE  IS  CURRENTLY DEPENDENT ON THE SUCCESS OF THE NINOTSMINDA OIL FIELD

We are directing substantially all of our efforts and most of our available funds to the development of the Ninotsminda oil field in the Republic of Georgia and some ancillary activities closely related to the Ninotsminda field project. We cannot assure investors that our development plans for the Ninotsminda field will be successful. For example, the Ninotsminda field may not produce sufficient quantities of oil and gas to justify the investment we have made and are making in that field, and we may not be able to produce the oil and gas at a sufficiently low cost or market the oil and gas produced at a sufficiently high price to generate a positive cash flow and a profit.

OUR OPERATION OF THE NINOTSMINDA OIL FIELD IS GOVERNED BY A PRODUCTION SHARING CONTRACT WHICH MAY BE SUBJECT TO CERTAIN LEGAL UNCERTAINTIES

Our principal business and assets are derived from production sharing contracts in the Republic of Georgia. The legislative and procedural regimes governing production sharing agreements and mineral use licenses in Georgia have undergone a series of changes in recent years resulting in certain legal uncertainties.

Our production sharing agreements and mineral use licenses, entered into prior to the introduction in 1999 of a new Petroleum Law governing such agreements have not, as yet, been amended to reflect or ensure compliance with current legislation. As a result, despite references in the current legislation grandfathering the terms and conditions of our production sharing contracts, conflicts between the interpretation of our production sharing contracts and mineral use licenses and current legislation could arise. Such conflicts, if they arose, could cause an adverse effect on our rights under the production sharing contracts.

To confirm the validity of our Ninotsminda production sharing contract and the mineral usage license prior to the introduction in 1999 of the petroleum law, in connection with its preparation of the Convertible Loan Agreement with CanArgo, IFC received in November 1998 confirmation from the State of Georgia, that among other things:

i. the State of Georgia recognizes and confirms the validity and enforceability of the production sharing contract and the license and all undertakings the State has covenanted with Ninotsminda Oil Company there under;
ii. the license was duly authorized and executed by the State at the time of its issuance and remained in full force and effect throughout its term; and
iii. the license constitutes a valid and duly authorized grant by the State, being and remaining in full force and effect as of the signing of this confirmation and the benefits of the license fully extend to Ninotsminda Oil Company by virtue of its interest in the license holder and the contractual rights under the production sharing contract.

Despite this confirmation and the grandfathering of the terms of our production sharing contract in the Petroleum Law, subsequent legislative or other governmental changes could conflict with, challenge our rights or otherwise change current operations under the production sharing contract.

WE COULD BE REQUIRED TO WRITE OFF THE VALUE OF UNSUCCESSFUL PROPERTIES AND PROJECTS

In order to realize the carrying value of our oil and gas properties and ventures, we must produce oil and gas in sufficient quantities and then sell such oil and gas at sufficient prices to produce a profit. We have a number of unevaluated oil and gas properties having carrying values totaling $12,531,000 at June 30, 2000, that we have not actively developed. The risks associated with successfully developing unevaluated oil and gas properties are even greater than those associated with successfully continuing development of producing oil and gas properties, because the existence and extent of commercial quantities of oil and gas in unevaluated properties have not been established. During 1997, we recorded impairment charges totaling $19.4 million relating to three unsuccessful ventures and in 1999, recorded impairment charges totalling $5.5 million relating to a fourth venture. We could be required in the future to write off our investments in additional projects, including the Ninotsminda field project, if such projects prove to be unsuccessful or, if we determine not to pursue these projects.

WE MAY NOT BE ABLE TO RAISE THE ADDITIONAL FUNDS WE NEED FOR OUR LONG-TERM OIL AND GAS DEVELOPMENT PLANS

It will take many years and substantial cash expenditures to develop fully our oil and gas properties. We generally have the principal responsibility to provide financing for our oil and gas properties and ventures. We may not be able to obtain that additional financing. If adequate funds are not available, we may not be able to fully develop our existing properties and ventures including exploration activities on our existing undeveloped properties. The carrying value of the Ninotsminda field may not be realized unless additional capital expenditures are incurred to develop the field.

OUR  OIL  AND GAS ACTIVITIES INVOLVE RISKS, MANY OF WHICH ARE BEYOND OUR CONTROL

Our exploration, development and production activities are subject to a number of factors and risks, many of which may be beyond our control. First, we must successfully identify commercial quantities of oil and gas. The development of an oil and gas deposit can be affected by a number of factors which are beyond the operator's control, such as:

-  Unexpected  or  unusual  geological  conditions.
-  The  recoverability  of  the  oil  and  gas  on  an  economic  basis.
-  The  availability  of  infrastructure  and  personnel  to support operations.
-  Local  and  global  oil  prices.
-  Government  regulation  and  legal  uncertainties.

Our  activities  can  also  be  affected  by  a  number  of  hazards,  such  as:

-  Labor  disputes.
-  Natural  phenomena,  such  as  bad  weather  and  earthquakes.
- Operating hazards, such as fires, explosions, blow-outs, pipe failures and casing collapses.
- Environmental hazards, such as oil spills, gas leaks, ruptures and discharges of toxic gases.

Any of these hazards could result in damage, losses or liability for us. We experience an increased risk of some of these hazards in connection with operations that involve the rehabilitation of fields where less than optimal practices and technology were employed in the past, as was often the case in Eastern Europe. We do not purchase insurance covering all of the risks and hazards that are involved in oil and gas exploration, development and production.

THE DEVELOPMENT OF OUR PROPERTIES IS AFFECTED BY CONDITIONS IN EASTERN EUROPE, INCLUDING THE REPUBLIC OF GEORGIA

Our principal oil and gas properties, including the Ninotsminda field, are located in Eastern Europe. Development of these fields is subject to a number of conditions endemic to Eastern European countries, including:

- Political Instability -- The present governmental arrangements in the Eastern European countries in which we operate were established relatively recently, when they replaced Communist regimes. If they fail to maintain the support of their citizens, these governments could themselves be replaced by other institutions, including a possible reversion to a totalitarian form of government. Our operations typically involve joint ventures or other participatory arrangements with the national government or state-owned companies. As a result, our operations could be adversely affected by political instability, changes in government institutions, legislation, personnel or policies, or shifts in political power. There is also the risk that governments could seek to nationalize, expropriate or otherwise take over our oil and gas properties.

- Social and Economic Instability -- The political institutions in Eastern Europe have recently become more fragmented, and the economic institutions of Eastern European countries have recently converted to a market economy from a planned economy. Social and economic instability have accompanied these changes due to many factors which include:

   -  Low  standards  of  living.
   -  High  unemployment.
   -  Undeveloped  legal  and  social  institutions.
   -  Conflicts  with  neighboring  countries.

   This instability can make continued operations difficult or impossible.

- Inadequate or Deteriorating Infrastructure -- Countries in Eastern Europe often either have underdeveloped infrastructures or, as a result of shortages of resources, have permitted infrastructure to deteriorate. The lack of necessary infrastructure can adversely affect operations. For example, the lack of a reliable power supply caused Ninotsminda Oil Company to suspend drilling of one well and the testing of a second well during the 1998-99 winter season.

- Currency Risks -- Payment to us for oil and gas products sold in Eastern European countries may be in local currencies. Although we currently sell our oil principally for U.S. dollars, we may not be able to continue to demand payment in hard currencies. Although most Eastern European currencies are presently convertible into U.S. dollars, there is no assurance that convertibility will continue. Even if currencies are convertible, the rate at which they convert into U.S. dollars is subject to fluctuation. In addition, our ability to transfer currencies into or out of Eastern European countries may be restricted or limited in the future. We may also enter into contracts with suppliers in these countries to purchase goods and services in U.S. dollars. If we cannot receive payment for our oil in U.S. dollars and the value of the local currency relative to the U.S. dollar deteriorates, we could face significant negative changes in working capital. We have not, as of yet, suffered any currency problems to date.

- Tax Risks -- Countries in Eastern Europe frequently add to or amend existing taxation policies in reaction to economic conditions including state budgetary and revenue shortfalls. Since we are dependent on international operations, specifically those in Georgia, we are subject to changing taxation policies including the possible imposition of confiscatory excess profits, production, remittance, export and other taxes.

OUR OPERATIONS ARE SIGNIFICANTLY AFFECTED BY CHANGES IN THE MARKET PRICE OF OIL AND GAS

Prices for oil and natural gas are subject to wide fluctuations in response to a number of factors which are beyond our control, including:

-  Changes  in  the  supply  and  demand  for  oil  and  natural  gas.
-  Actions  of  the  Organization  of  Petroleum  Exporting  Countries.
-  Weather  conditions.
-  Domestic  and  foreign  governmental  regulations.
-  The  price  and  availability  of  alternative  fuels.
-  Political  conditions  in  the  Middle  East  and  elsewhere.
-  Overall  economic  conditions.

A reduction in oil prices can affect the economic viability of our operations. For example, the significant decline in oil prices during 1998 adversely affected our results of operations and increased our operating loss in 1998. There can be no assurance that oil prices will be at a level that will enable us to operate at a profit.

OUR ACTUAL OIL AND GAS PRODUCTION COULD VARY SIGNIFICANTLY FROM OUR RESERVE ESTIMATES

Estimates of oil and natural gas reserves and their values by petroleum engineers are inherently uncertain. These estimates are based on professional judgments about a number of elements including:

-  The  amount  of recoverable crude oil and natural gas present in a reservoir.
-  The  costs  that  will  be incurred to produce the crude oil and natural gas.
-  The  rate  at  which  production  will  occur.

Reserve estimates are also based on evaluations of geological, engineering, production and economic data. The data can change over time due to, among other things:

-  Additional  development  activity.
-  Evolving  production  history.
-  Changes  in  production  costs,  market  prices  and  economic  conditions.

As a result, the actual amount, cost and rate of production of our oil and gas reserves and the revenues derived from sale of the oil and gas produced in the future will vary from those anticipated in the most recent report on CanArgo's oil and gas reserves prepared by Ashton Jenkins Mann as of December 31, 1999. The magnitude of those variations may be material.

The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional productive zones in existing wells or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon our level of success in replacing depleted reserves.

OUR  OIL  AND  GAS  OPERATIONS  ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION

Governments at all levels -- national, regional and local -- regulate oil and gas activities extensively. We must comply with laws and regulations which govern many aspects of our oil and gas business, including:

-  Exploration.
-  Development.
-  Production.
-  Occupational  health  and  safety.
-  Labor  standards.
-  Environmental  matters.

We expect the trend towards more burdensome regulation of our business to result in increased costs and operational delays. This trend is particularly applicable in developing economies, such as those in Eastern Europe where we have our principal operations. In these countries, the evolution towards a more developed economy is often accompanied by a move towards the more burdensome regulations that typically exist in the more developed economies.

WE  ENCOUNTER  COMPETITION

The oil and gas industry can be highly competitive. Our competitors include integrated oil and gas companies, independent oil and gas companies, drilling and income programs, and individuals. Many of our competitors are large, well-established, well-financed companies. Because of our small size and lack of financial resources, we may not be able to compete effectively with these companies.

Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. We anticipate encountering such competition in connection with any expansion of its activities in Eastern Europe. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and acquire interests in such properties, close working relationships with governmental authorities who control acquisition, exploration, production and marketing activities in the region, and the financial resources necessary to acquire and develop such properties. Many of our competitors have financial resources, staff and facilities substantially greater than those we currently have or will be able to obtain in the future. There can be no assurance that we will be able to secure such staff, data, and financial resources and establish such working relationships to enable us to expand our operations successfully in Eastern Europe.

The principal raw materials and resources necessary for the exploration and production of crude oil and natural gas are interests in prospective properties under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves, certain supplies used in such drilling operations such as drill pipe and drilling fluids and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We must compete for such raw materials and resources with both major integrated energy companies and independent operators. Although we believe that our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, the continued availability of such materials and resources, which are sometimes in short supply, cannot be assured.

OUR  OPERATIONS  ARE  DEPENDENT  ON  OUR  CHIEF  EXECUTIVE

David Robson, the Chairman and Chief Executive Officer of CanArgo is our executive who has the most experience in the oil and gas industry and who has the most extensive business relationships in Eastern Europe. The business and operations of CanArgo could be significantly harmed if Mr. Robson were to leave the Company or become unavailable because of illness or death. Mr Robson has signed an agreement with a three years non competing clause effective from the date of the signing. CanArgo does not carry key employee insurance on any of its employees.

WE  ARE  MOVING  OUR  OFFICE  TO  LONDON

Our Board of Directors has approved the move of our administrative and support office to London. While this is intended to make operations and administration more efficient there is a risk it could result in less efficient operations and administration. All key management will be offered positions and a number are expected to move over the next year, however, should key management determine not to move, administration and support of operations could be adversely affected.

FUTURE STOCK ISSUANCES AND THE PROVISIONS OF DELAWARE LAW COULD HAVE ANTI-TAKEOVER EFFECTS

Our board of directors may at any time issue additional shares of preferred stock and common stock without any prior approval by the securityholders, which might impair or impede a third party from making an offer to acquire us. Holders of outstanding shares have no right to purchase a pro rata portion of additional shares of common or preferred stock issued by us. In addition, the provisions of Section 203 of the Delaware General Corporation Law, to which we are subject, places certain restrictions on third parties who seek to effect a business combination with a company opposed by the company's board of directors. See the section entitled "Limitation of Liability and Indemnification-Section 203 of the Delaware General Corporation Law" in this prospectus.

THE  PRICE  OF  OUR  COMMON  STOCK  MAY  BE  SUBJECT  TO  WIDE  FLUCTUATIONS

The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by analysts, changing conditions in the oil and gas industry or changes in general market or economic conditions.

WE  DO  NOT  ANTICIPATE  PAYING  CASH  DIVIDENDS  IN  THE  FORESEEABLE  FUTURE

We have not paid any cash dividends to date on the common stock and there are no plans for such dividend payments in the foreseeable future.

                                   THE COMPANY

We are engaged in the acquisition, development, production and exploration of oil and natural gas reserves. Our activities also include investments in downstream operations such as refining, marketing and independent power production. Our properties are concentrated in Eastern Europe and, in particular the Republic of Georgia. Our management and technical staff have substantial experience in these areas. Our principal product is crude oil, and the sale of that oil is our principal source of revenue.

To date our reserves and production have been derived principally through development of the Ninotsminda field. We typically focus on properties that either offer us existing production as well as additional exploitation opportunities, or exploration prospects management believes have significant potential. We believe that our cash flow from operations and our financial resources will provide us with the ability to fully develop our current properties, to finance our current exploration projects and to pursue new acquisition opportunities in the coming year.

Our  business  strategy  is  focused  on  the  following:

FURTHER  DEVELOPMENT  OF  EXISTING  PROPERTIES

We intend to further develop our properties that have established oil. We seek to add proved reserves and increase production through the use of advanced technologies, including detailed technical analysis of our properties, drilling new structures from existing locations and selectively recompleting existing wells. We also plan to drill step-out wells to expand known field limits.

GROWTH  THROUGH  EXPLOITATION  AND  EXPLORATION

We conduct an active technology-driven exploitation and exploration program that is designed to complement our property acquisition and development drilling efforts with moderate to high-risk exploration projects that have greater reserve potential. We generate exploration prospects through the analysis of geological and geophysical data and the interpretation of seismic data. We intend to manage our exploration expenditures through the optimal scheduling of our drilling program and, if considered appropriate, selectively reducing our participation in certain exploratory prospects through sales of interests to industry partners.

PURSUIT  OF  STRATEGIC  ACQUISITIONS

We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects. We seek to acquire operational control of properties that we believe have significant exploitation and exploration potential. We are especially focused on increasing our holdings in fields and basins from which we leverage existing infrastructure and resources.

RATIONALIZATION  OF  PROPERTY  PORTFOLIO

We intend, where possible, to actively pursue opportunities to reduce and control operating costs through the consolidation of overlapping operations and sale of marginal properties.

OUR  ADMINISTRATIVE  AND  SUPPORT  OFFICE

Our administrative and support office is currently located at Suite 1580, Guinness House, 727 - 7th Avenue, S.W., Calgary, Alberta, Canada T2P 0Z5, and our telephone number is (403) 777-1185. We have recently announced publicly our intention to transfer our administrative and support office to London, England over the next year.


                                 USE OF PROCEEDS

The selling securityholders are offering all of the shares of common stock covered by this prospectus. We will not receive any proceeds from sales of these shares. We will, however, receive $3,106,640 if all of the special stock options and warrants are fully exercised in accordance with their respective terms. Those proceeds will be used for general working capital purposes.



                           THE SELLING SECURITYHOLDERS

Of the 14,220,000 shares being offered, 12,000,000 shares were acquired by the selling securityholders pursuant to a private placement of 12,000,000 shares of common stock at Norwegian Kroner (NOK) 11.20 per share which was completed on August 18, 2000. Gross proceeds from the placement were approximately US$ 15.2 million (NOK 134 million). The shares issued in connection with the private placement were issued in transactions intended to qualify for an exemption from registration under the Securities Act afforded by Regulation S promulgated thereunder by the SEC and may not be offered or sold in the United States or to U.S. persons (as defined in such Regulation) absent registration under the Securities Act or pursuant to an applicable exemption from such registration. We agreed, as soon as practicable after the closing of the private placement, to prepare and file with the SEC a registration statement registering the shares on Form S-3, if available, for resale. In addition, if CanArgo fails to file a registration statement in a timely manner, CanArgo is required to pay subscribers to the private placement a cash fee of 3.33% of the purchase price of their shares for each full 30 day period after closing until a registration statement registering such shares is declared effective by the SEC up to a maximum cash fee of 10% of the subscription price.

Of the remaining 2,220,000 shares being offered, 1,720,000 shares are issuable on the exercise of special stock options and an aggregate of 500,000 shares are issuable on the exercise of warrants. The special stock options and warrants were awarded on September 1, 2000 to certain of our directors and employees to attract and retain their services and motivate them to increase the Company's share value. The options are exercisable at an exercise price of $1.437 and may be exercised after various vesting dates between six months after the date of grant and prior to the close of business on September 1, 2005. One warrant entitles the registered holder to purchase one share of common stock at a purchase price of $1.27 per share and may be exercised after various dates between six months after the date of grant and prior to the close of business on September 1, 2005. The special stock options and warrants were issued (and the shares of common stock issuable on their exercise will be issued) in transactions intended to qualify for an exemption from registration under the Securities Act afforded by Regulation S promulgated thereunder by the SEC and such securities may not be offered or sold in the United States or to U.S. persons (as defined in such Regulation) absent registration under the Securities Act or pursuant to an applicable exemption from such registration. In addition, pursuant to the requirements of Regulation S and the terms of the options and warrants, they may not be exercised in the United States and the shares of common stock issuable upon such exercise may not be deliverable within the United States upon exercise, other than in offerings deemed to meet the definition of an "offshore transaction" as defined in Regulation S, unless registered under the Securities Act or an exemption from such registration is available.

Our registration of the shares does not necessarily mean that any of the securityholders will sell any or all of his, her, or its shares.

The following table sets forth the number of shares owned by each of the securityholders who may offer or are offering shares by this prospectus. Shares issuable on the exercise of special stock options are marked with an "S" in the table below and shares issuable on the exercise of warrants are marked with a "W" in the table below. Directors and employees issued special stock options and warrants are not U.S. persons (as defined in Regulation S). All information contained in the table below is based upon their beneficial ownership as of September 7, 2000. The issued shares are restricted and not available for trading on the Over the Counter (OTC) Bulletin Board or the Oslo Stock Exchange until a Registration Statement filed with the United States Securities and Exchange Commission becomes effective or such shares can otherwise be offered and sold in transactions exempt from the registration requirements of the Securities Act. The following table assumes that all of the shares being registered will be sold. The selling security holders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. As of September 7, 2000, CanArgo had an aggregate of 73,419,877 common shares outstanding.



                                              NUMBER OF SHARES
                                              BENEFICIALLY OWNED       NUMBER OF SHARES   NUMBER OF SHARES    PERCENT OF
                                              PRIOR TO THE             REGISTERED FOR     OWNED AFTER THE     OUTSTANDING SHARES
     NAME OF SELLING SECURITYHOLDER           OFFERING (1)             SALE HEREBY        OFFERING            AFTER THE OFFERING

     Gjensidige Nor div kti                            1,400,000           1,400,000                 *            *
     SE Banken Stockholm                                 580,000             580,000                 *            *
S    David Robson (2) (3)                              1,075,000  (5)        535,000           540,000            *
     Gelesia Ventures                                  1,455,000           1,005,000           450,000            *
     Storebrand - AksjeSpar                              500,000             500,000                 *            *
     Akin A.S.                                           420,000             420,000                 *            *
     T.A. Voldberg                                       400,000             400,000                 *            *
     Morgan Stanley                                    1,987,000             400,000         1,587,000         2.16
     Strata                                              350,000             350,000                 *            *
     Einar Hanasan                                       280,000             280,000                 *            *
     C. Borchgrevink                                     295,000             275,000            20,000            *
     Tyren Norge                                         275,000             275,000                 *            *
     Sverre Stiksrud                                     524,000             274,000           250,000            *
     Pal Gundersen                                       250,000             250,000                 *            *
W    Nils Trulsvik (2)                                   384,283  (6)        250,000           134,283            *
S    Peder Paus (2)                                    4,698,489  (7)        280,000         4,418,489         6.02
W    J.F. Russell Hammond (2)                          5,623,379  (8)        250,000         5,373,379         7.32
S    Roger Brittain (2)                                  258,800  (9)        250,000             8,800            *
S    Murray Chancellor (4)                               250,000             250,000                 *            *
     Harald Dahl                                         200,000             200,000                 *            *
S    Tamara Smales (4)                                   203,333 (10)        180,000            23,333            *
     Munkenes                                            175,000             175,000                 *            *
     Pesveco                                           1,175,000             175,000         1,000,000         1.36
     Per Sveum                                           675,000             175,000           500,000            *
     Trond Havdal                                        175,000             175,000                 *            *
     Captura                                             525,000             175,000           350,000            *
     Ander Wilhelmsen AS                                 775,000             175,000           600,000            *
     Storebrand - PensjonSpar                            155,000             155,000                 *            *
     CG Holding Invest ANS                               200,000             150,000            50,000            *
     Orn Noterte                                         150,000             150,000                 *            *
     SR Bank                                             700,000             150,000           550,000            *
     Storebrand - Norge I                                400,000             125,000           275,000            *
     SCC Forvaltning - Sundal Collier Aktiv              325,000             125,000           200,000            *
     Panorama Invest                                     125,000             125,000                 *            *
S    Niko Tevzadze (3)                                   163,333 (11)        120,000            43,333            *
     Trond Sorum                                         110,000             110,000                 *            *
     B. R. Gjelsten                                      100,000             100,000                 *            *
     Artel Holding                                       145,300             100,000            45,300            *
     Aksel Gresvig                                       100,000             100,000                 *            *
     Scan Corp                                           100,000             100,000                 *            *
     Storebrand - Norge                                  300,000             100,000           200,000            *
     Ulf Leirvik                                         205,000             155,000            50,000            *
W    Anthony Potter (3)                                  117,000 (12)        105,000            12,000            *
     Storebrand - Vekst                                  859,000              95,000           764,000         1.04
     Sportskameratene                                    155,000              90,000            65,000            *
     Storebrand - Spar 2040                               80,000              80,000                 *            *
     SCC Forvaltning - Globus Norge                      175,000              75,000           100,000            *
     Tore Traaseth                                        70,000              70,000                 *            *
     Atlantis Vest                                        70,000              70,000                 *            *
     Egil Stenshagen                                      65,000              65,000                 *            *
     Storebrand - BedriftPensjon                          65,000              65,000                 *            *
     C.EMTOR TRADING                                     165,000              65,000           100,000            *
     Finanskjop                                           365000              65,000           300,000            *
     Aker Seil AS                                        104,000              60,000            44,000            *
     NSV Invest                                          800,000              60,000           740,000         1.01
     Glaamene Industrier AS                              155,000              55,000           100,000            *
     Netup Invest                                         55,000              55,000                 *            *
     Granly                                               50,000              50,000                 *            *
     Karmasol & Partner                                   50,000              50,000                 *            *
     Finn B Carlsen Eiendom                              114,000              50,000            64,000            *
     Storebrand - BarneSpar                               50,000              50,000                 *            *
     SCC Forvaltning - Sundal Collier Spar               150,000              50,000           100,000            *
     Anabeth                                              45,000              45,000                 *            *
     Storebrand - Spar 2020                               45,000              45,000                 *            *
     Storebrand - Spar 2030                               45,000              45,000                 *            *
     Briskasen                                            80,000              40,000            40,000            *
     Ole M B Jacobsen                                     40,000              40,000                 *            *
     SE Banken Kapitalforvaltning                         40,000              40,000                 *            *
     Storebrand - Spar 2010                               40,000              40,000                 *            *
     Strurla Brattli                                      40,000              40,000                 *            *
     Falkum                                               35,000              35,000                 *            *
     Jan Tore Lekman                                      35,000              35,000                 *            *
     Thore Holte                                          35,000              35,000                 *            *
     Rune Martinsen                                       32,000              32,000                 *            *
     Arne Bullow Berntzen                                 33,000              32,000             1,000            *
     Jan Thore Johansen                                   32,000              32,000                 *            *
     Karlander Inv.                                       30,000              30,000                 *            *
     SE Banken Luxemburg                                  30,000              30,000                 *            *
     Margit Eide                                          30,000              30,000                 *            *
     Park og Vedlikehold                                  30,000              30,000                 *            *
     Tom Grunnteig                                        30,000              30,000                 *            *
     Nyboco AS                                           260,000              30,000           230,000            *
     Adrian AS                                           363,000              30,000           333,000            *
     Delta Invest                                         30,000              30,000                 *            *
     Cato Rojan                                           45,000              30,000            15,000            *
     Toffin AS                                            30,000              30,000                 *            *
     Sam Juel                                             70,000              30,000            40,000            *
     Haakon Saeter                                        30,000              30,000                 *            *
     As Benoni                                            30,000              30,000                 *            *
     Janne Leirvik                                        30,000              30,000                 *            *
     Fredrik Moen                                         30,000              30,000                 *            *
     Tore Halvorsen                                       30,000              30,000                 *            *
     Magnus Reidar Nordby                                 30,000              30,000                 *            *
     Lars Liaeker                                        130,000              30,000           100,000            *
     Harald Storen                                        30,000              30,000                 *            *
     Erik Stensrud                                        30,000              30,000                 *            *
     Skottvoll Eiendom                                    30,000              30,000                 *            *
     Arthur Kalland                                       30,000              30,000                 *            *
     Jon Dalheim                                          30,000              30,000                 *            *
     Raymond Svendsen                                     30,000              30,000                 *            *
     Peder Eiendom AS                                     35,000              30,000             5,000            *
     Hanko Fjordhotell AS                                 30,000              30,000                 *            *
     Lars S.  Andersen                                    41,500              30,000            11,500            *
     Terje Andersen                                       50,000              30,000            20,000            *
-------------------------------------------------------------------------------------------------------------------
     SUM                                              34,073,417          14,220,000        19,853,417
===================================================================================================================


*  Less  than  one  percent.

(1) The numbers in the columns above include shares which are issuable upon exercise of special stock options and warrants.
(2)     Denotes  director  of  CanArgo  Energy  Corporation.
(3)     Denotes  officer  of  CanArgo  Energy  Corporation.
(4)     Denotes  employee  of  CanArgo  Energy  Corporation.
(5) Includes 120,000 shares beneficially owned and 420,000 shares underlying presently exercisable options.
(6) Includes 73,450 shares beneficially owned and 35,833 shares underlying presently exercisable options.
(7) Includes 213,429 shares beneficially owned and 39,583 shares underlying presently exercisable options. Mr. Paus is also a Director of Terrenex Acquisition Corporation ("Terrenex") which is currently the beneficial owner of 3,712,546 shares of common stock. Mr. Paus owns 12.2% of the outstanding shares of Terrenex. The number of shares of common stock reported by Mr. Paus in this table also includes 3,712,546 shares of common stock beneficially owned by Terrenex. Mr. Paus disclaims any beneficial ownership of the shares owned by Terrenex.
(8) Includes 39,583 shares underlying presently exercisable options. J.F. Russell Hammond, a Director of CanArgo, is an Investment Advisor to Provincial Securities Limited which currently beneficially owns 1,621,250 shares of common stock. In accordance with the rules of the SEC, includes 1,621,250 shares of common stock owned by Provincial Securities Limited. Mr. Hammond also is the Chairman of Terrenex which is currently the beneficial owner of 3,712,546 shares of common stock. In accordance with the rules of the SEC, the number of shares of common stock reported by Mr. Hammond in this table also includes 3,712,546 shares of common stock beneficially owned by Terrenex. Mr. Hammond disclaims any beneficial ownership of the shares owned by Provincial Securities Limited and Terrenex.
(9)     Includes  8,800  shares  beneficially  owned.
(10)    Includes  23,333  shares  beneficially  owned.
(11)    Includes  43,333  shares  underlying  presently  exercisable  options.
(12)    Includes  12,000  shares  underlying  presently  exercisable  options.

This prospectus also covers any additional shares of common stock that become issuable in connection with the outstanding shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock and such indeterminate number of shares of common stock as may from time to time be issued at indeterminate prices upon exercise of outstanding special stock options and warrants in accordance with the anti-dilution adjustment provisions contained in the options and warrants.




                   LIMITATION OF LIABILITY AND INDEMNIFICATION

LIMITATION  OF  LIABILITY

Our certificate of incorporation limits or eliminates the liability of our directors or officers to us or our securityholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Delaware law provides that a director of CanArgo will not be personally liable to CanArgo or our securityholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law; and (4) for any transaction resulting in receipt by the director of an improper personal benefit.

INDEMNIFICATION

Delaware General Corporation Law provides that a corporation may indemnify our present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) judgments, fines and amounts paid in settlement incurred in an action, suit or proceeding, other than in actions initiated by or in the right of the corporation, to which the indemnitee is made a party by reason of service as a director, officer, employee or agent, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action, suit or proceeding, including one initiated by or in the right of the corporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Delaware General Corporation Law allows and our Bylaws provide for the advance payment of an indemnity for expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

Our directors and officers are insured, under policies of insurance maintained by us, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons who may control us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SECTION  203  OF  DELAWARE  GENERAL  CORPORATION  LAW

Section 203 of the Delaware General Corporation Law, which is applicable to CanArgo as a Delaware corporation, prohibits various business combinations between a Delaware corporation and an "interested securityholder," that is, anyone who beneficially owns, alone or with other related parties, at least 15% of the outstanding voting shares of a Delaware corporation. Business combinations subject to Section 203 include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and some transactions that would increase the interested securityholder's proportionate share ownership in the corporation. Section 203 prohibits this type of business combination for three years after a person becomes an interested securityholder, unless:

- the business combination is approved by the corporation's board of directors prior to the date the person becomes an interest securityholder;
- the interested securityholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans, in the transaction in which it becomes an interested securityholder; or
- the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested securityholder.


                              PLAN OF DISTRIBUTION

Under the terms of the private placement, the issued shares are restricted and not available for trading on the Over the Counter (OTC) Bulletin Board or the Oslo Stock Exchange until after a Registration Statement filed with SEC becomes effective or offers and sales of such shares are otherwise exempt from the registration requirements of the Securities Act. Thereafter, the shares may be sold or distributed from time to time by the selling securityholders named in this prospectus, by their donees, pledgees or transferees, or by their other successors in interest. The selling securityholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Each selling securityholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. We are not aware that any of the selling securityholders have entered into any arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock. The registration rights available to selling securityholders after the Registration Statement becomes effective shall terminate at such time as all shares qualified by this Registration Statement are sold by the selling securityholder in accordance with this prospectus or in accordance with the provisions of Rule 144 or its equivalent under the Securities Act or have been sold pursuant to a transaction effected through the facilities of the Oslo Stock Exchange in accordance with the provisions of Rule 904 or are otherwise freely transferable without restriction under applicable United States securities laws.

The selling securityholders may offer their shares, subject to the restrictions outlined above, at various times in one or more of the following transactions:

- in ordinary brokers' transactions and transactions in which the broker solicits purchasers;
- in transactions involving cross or block trades or otherwise on any national securities exchange, such as the American Stock Exchange, on which the common stock may be listed;
- in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;
- in transactions "at the market" to or through market makers in the common stock;
- in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;
- through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;
-     in  privately  negotiated  transactions;
-     in  transactions  to  cover  short  sales;  or
-     in  a  combination  of  any  of  the  foregoing  transactions.

In addition, the selling securityholders also may sell their shares in private transactions or in accordance with Rules 144, 144A or 904 under the Securities Act rather than under this prospectus.

From time to time, one or more of the selling securityholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling securityholders default in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling securityholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling securityholders who donate or otherwise transfer their shares will decrease as and when the selling securityholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling securityholders for purposes of this prospectus. The selling securityholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling securityholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as a principal, or both. The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither any selling securityholders nor we can presently estimate the amount of such compensation. Because selling securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, selling securityholders and persons participating in the offer and sale of their shares may be subject to the prospectus delivery requirements of the Securities Act.

The selling securityholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and salesof any of the securities by the selling securityholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the securities.

Under our agreements with the selling securityholders, we are required to bear the expenses relating to the registration of this offering. The selling securityholders will bear any underwriting discounts or commissions, brokerage fees, stock transfer taxes and fees of their legal counsel.

If we are notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, if we are notified by a selling securityholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.


                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Satterlee Stephens Burke & Burke LLP, New York, New York.


                                     EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The oil and gas reserve data incorporated by reference to our Annual Report on Form 10-K for the year ended December, 31, 1999, has been prepared by Ashton Jenkins Mann and such reserve report dated March 27, 2000 has been incorporated herein in reliance upon the authority of such firm as experts in estimating proved oil and gas reserves.





        ================================================================





                                14,220,000 SHARES




                                 (CANARGO LOGO)




                           CANARGO ENERGY CORPORATION





                                  COMMON STOCK




                            _________________________

                                   PROSPECTUS
                            _________________________





                               SEPTEMBER  *, 2000



        ================================================================







                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item  14.  Other  Expenses  of  Issuance  and  Distribution.

The following table sets forth the estimated expenses, all of which are to be borne by the Company, in connection with the registration, issuance and distribution of the securities being registered hereby. All amounts are estimates except the SEC registration fee.

SEC Registration Fee . . . . .  $ 5,462
Legal Fees and Expenses. . . .    5,000
Accountant's Fees and Expenses    3,000
Printing Expenses. . . . . . .    2,000
Miscellaneous. . . . . . . . .    2,000
                                -------
Total. . . . . . . . . . . . .   17,462
                                =======

Item  15.  Indemnification  of  Directors  and  Officers.

Delaware General Corporation Law provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) judgments, fines and amounts paid in settlement incurred in an action, suit or proceeding, other than in actions initiated by or in the right of the corporation, to which the indemnitee is made a party by reason of service as a director, officer, employee or agent, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action, suit or proceeding, including one initiated by or in the right of the corporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Delaware General Corporation Law allows and our Bylaws provide for the advance payment of an indemnity for expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

The directors and officers of the registrant are insured, under policies of insurance maintained by the registrant, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

See Item 17(c) below for a discussion of the SEC's position with respect to the enforceability of such indemnification provisions in regard to violations of the Securities Act.

Item  16.  Exhibits.

The  following  exhibits  are  filed  as  part  of  this registration statement.

Exhibit
  No.         Description  of  Exhibit
-------       ----------------------
  5.1         Opinion of Satterlee Stephens Burke & Burke LLP as to the legality of  the securities  being  registered (to be filed by amendment)
 23.1         Consent of Satterlee Stephens Burke & Burke LLP to the use of
              their opinion with respect  to  the  legality  of  the  securities being registered (included  in  opinion  filed  as  Exhibit  5.1)
 23.2         Consent  of  PricewaterhouseCoopers  LLP
 23.3         Consent  of  Ashton  Jenkins  Mann
 25.1         Power  of  attorney of  certain  signatories  (contained  on  the signature page  included in Part II of the Registration Statement)

Item  17.  Undertakings.

The registration rights available to selling securityholders after the Registration Statement becomes effective shall terminate at such time as all shares qualified by this Registration Statement are sold by the selling securityholders pursuant to this prospectus or in accordance with the provisions of Rule 144 or its equivalent under the Securities Act or have been sold pursuant to a transaction effected through the facilities of the Oslo Stock
Exchange in accordance with the provisions of Rule 904 or are otherwise freely transferable without restriction under applicable United States securities laws.


(a) Subject to the restrictions noted above, the undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3)  To remove  from  registration by means of a post-effective amendment any
        of  the   securities   being  registered  which  remain  unsold  at  the
        termination of the offering.

(b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada on September 8, 2000.

                                       CANARGO  ENERGY  CORPORATION

                                  By:  /s/  Anthony J. Potter
                                       ---------------------------
                                       Anthony J. Potter
                                       VP Finance and Group Controller


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signatures appear below hereby authorizes David Robson, Michael Binnion and Anthony J. Potter, or any of them, as attorney-in-fact to execute in the name and on behalf of each such person individually and in each capacity stated below and to file any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments, with all exhibits thereto and other documents in connection therewith.


By:     /s/Michael  Binnion                            Date:  September 8,  2000
        -------------------
        Michael Binnion, Director, President and
        Chief Financial Officer

By:     /s/Anthony  J.  Potter                         Date:  September 8,  2000
        ----------------------
        Anthony J. Potter, Vice President
       (Principal Accounting Officer)

By:     /s/David  Robson                               Date:  September 8,  2000
        ----------------
        David  Robson, Chief Executive Officer

By:     /s/Russell  Hammond                            Date:  September 8,  2000
        -------------------
        Russell Hammond, Director

By:     /s/Peder  Paus                                 Date:  September 8,  2000
        --------------
        Peder Paus, Director

By:     /s/Roger S. Brittain                           Date:  September 8,  2000
        --------------------
        Roger Brittain, Non-Executive Chairman of the Board

By:     /s/Nils  N.  Trulsvik                          Date:  September 8,  2000
        ---------------------
        Nils N. Trulsvik, Director


                                  EXHIBIT INDEX


  FILED                                EXHIBIT
HEREWITH
--------------------------------------------------------------------------------

    X     23.2     Consent  of  PricewaterhouseCoopers  LLP
    X     23.3     Consent  of  Ashton  Jenkins  Mann
    X     25.1     Power  of attorney of certain signatories (contained on
                   signature page included in Part II of the Registration
                   Statement